EXHIBIT 10.1
                                 PROMISSORY NOTE

$4,000,000                                                     September 6, 1996

      For value received, Firestone Publishing, Inc., a Delaware corporation ("Payor") promises to pay to Dugent Publishing, Inc. (the "Holder") the principal sum of Four Million Dollars ($4,000,000) with interest as set forth below. All principal and interest shall, if not sooner paid, be due and payable on the date five (5) years after the date hereof.

      The principal amount due hereunder, with simple interest at prime rate + 2% on the date hereof accruing from the date of this Note, shall be due and payable according to a 48-month amortization schedule. Interest accrued shall be calculated as of the date one (1) year after the date hereof and added to unpaid principal in order to determine the total amount to be amortized. The first payment shall due and payable on the date one (1) year plus one (1) month after the date hereof and equal payments shall be due and payable on the same day of each month thereafter for a total of 48 payments.

      Interest hereunder shall be computed based on the actual number of days elapsed in a particular month over a 365-day year. This Note may be prepaid in whole or in part at any time prior to the due date at the option of Payor without premium, penalty or other fees. All payments made pursuant to this Note shall be applied first to interest due and then to principal.

      An Event of Default shall be deemed to have occurred hereunder upon a failure by Payor to cause or make any payment when due which continues unremedied for ten (10) days after written notice from the Holder given in the manner specified for notice in an Asset Purchase Agreement between Holder and Payor of even date herewith.

      Payments due pursuant to this Note are secured as set forth in a Security Agreement between the parties of even date herewith.

      No delay or omission by the Holder in exercising or enforcing any of the Holder's powers, rights, privileges, remedies or discretions hereunder shall operate as a waiver thereof on that occasion nor on any other occasion. No waiver of any default hereunder shall operate as a waiver of any other default hereunder, nor as a continuing waiver. Payor agrees to pay on demand all costs of collection, including reasonable attorneys' fees, incurred by the Holder in enforcing the obligations created by this Note.

      This is the Buyer Note referred to in that certain Asset Purchase Agreement between Payor and Holder of even date herewith (the "Purchase Agreement") and is subject to the terms thereof. Payor agrees and acknowledges that notwithstanding any breach, default, misrepresentation, fraudulent act or other event committed by any party under the Purchase Agreement or any of the other documents executed and delivered in connection therewith, there shall be no right of set-off in the payment due hereunder.

      As an inducement to Holder to make the loan evidenced hereby, Payor waives all defenses and the benefit of any laws that would otherwise allow Payor the right to withhold payment. Payor waives all notice (except as specifically required hereunder), demand, presentment, notice of dishonor, and all other notices and demands.

      This Note and all interest accrued hereunder shall be immediately due and payable upon the sale by Payor of any of its assets outside of the ordinary course of business or of a controlling interest in its stock, or the filing by or against Payor of any claim or petition pursuant to applicable bankruptcy laws or in the event of the reorganization or liquidation of Payor.

      The Holder of this Note may, from time to time, assign or transfer this Note, provided written notice of said assignment or transfer is given to Payor.

      To induce the Holder to make the loan evidenced by this Note, Payor irrevocably agrees that, subject to Holder's sole and absolute election, all actions arising directly or indirectly as a result or in consequence of this Note or any other agreement with the Holder, shall be instituted and litigated only in courts having situs in Dade County, Florida. Payor further consents to the exclusive jurisdiction and venue of any state or federal court located and having its situs therein and waives any objection based on forum non-conveniens. In addition, Payor hereby waives trial by jury and any action or proceeding which pertains directly or indirectly to this Note or any alleged tortious conduct by Payor or Holder or which in any way, directly or indirectly, arises out of or relates to the relationship between Payor and Holder.

      This Note may not be amended or modified, nor shall any waiver or provision hereof be effective, except by an instrument in writing executed by the Holder of this Note.

                                          Payor:
                                          Firestone Publishing, Inc.

                                          By: /s/ Robert F. Kendall

                                          Print Name and Title:

                                          Robert F. Kendall, Chief Financial
                                          Officer

                                          Attest:

                                          /s/ William Kramer

                                          Address of Payor:

                                          214 Brazilian Ave., Suite 300
                                          Palm Beach, FL 33480